STEMCELLS, INC. REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, CA (August 7, 2013) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the second quarter ended June 30, 2013, and provided a business update.

“The data emerging from our clinical trials, including the two-year Pelizeaus-Merzbacher disease (PMD) data announced last week, continue to build our confidence that we are on the right track,” said Martin McGlynn, President and CEO of StemCells, Inc. “Our operational priority right now is to accelerate patient enrollment, complete the ongoing Phase I/II trials and quickly initiate Phase II proof-of-concept trials. To that end, we took a number of important steps in the second quarter. First, we obtained authorization from Health Canada to expand our spinal cord injury trial into Canada and we are working diligently to initiate sites in the coming months. Second, we added the Byers Eye Institute at Stanford as a site in our dry age-related macular degeneration (AMD) trial, and are working to add others. Third, we brought Eliseo Salinas, MD, on board as Executive Vice President and Head of Research and Development, as well as other executives with deep expertise in CNS product development.

“At the same time, we executed a number of creative financing transactions to augment our capital resources and provide us with additional financial flexibility. We remain committed to the strategy of building shareholder value by generating meaningful clinical data in a cash-efficient manner.”

Second Quarter and Recent Business Highlights

•	In April 2013, we added the Byers Eye Institute at Stanford, located in Palo Alto, Calif., as a second site for our Phase I/II clinical trial of our proprietary HuCNS-SC® cells in dry AMD.

•	In April 2013, we entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM will provide up to approximately $19.3 million to help fund preclinical development and IND-enabling activities of our proprietary HuCNS-SC cells for Alzheimer’s disease. The funding, which will be in the form of a forgivable loan, was awarded under CIRM’s Disease Team Therapy Development Award program (RFA 10-05) in September 2012. The goal of the research will be to file an Investigational New Drug application with the U.S. Food and Drug Administration within four years.

•	In April 2013, we closed a $10 million loan from Silicon Valley Bank. The loan has a three-year term and the loan funds will be used for general corporate purposes.

•	In June 2013, Health Canada authorized us to expand our Phase I/II clinical trial for chronic spinal cord injury into Canada. The Phase I/II trial, currently underway in Zurich, Switzerland, is designed to evaluate the safety and preliminary efficacy of our proprietary HuCNS-SC cells as a treatment for chronic spinal cord injury. We are actively working to open one or more trial sites in Canada and begin screening patients.

•	In June 2013, we entered into an agreement with Lincoln Park Capital (LPC) under which we have the right to sell up to $30.0 million of common stock to LPC. Proceeds from any sales of stock under this agreement will be used for general corporate purposes. Under the terms of the agreement, we immediately sold 1,645,639 in shares of our common stock to LPC at $1.823 per share and received gross proceeds of $3.0 million.

•	In June 2013, we strengthened our product development capabilities by adding Eliseo Salinas, MD, as Executive Vice President and Head of Research and Development, and by hiring several other executives with broad central nervous system (CNS) drug development experience and expertise. Prior to joining StemCells, Dr. Salinas served as Executive Vice President, Head of Development and Chief Medical Officer of Elan Pharmaceuticals, and previously held senior management positions at Shire plc, Adolor Corporation and Wyeth-Ayerst Research. In addition, we appointed Ann Tsukamoto, PhD, as Executive Vice President, Scientific and Strategic Alliances, responsible for alliances and building on our existing stem cell technology platform.

•	In July 2013, we formally launched our Alzheimer’s disease program, which is being supported by CIRM, and received approximately $3.8 million as the initial disbursement of loan funds.

•	In August 2013, we presented data which show that, two years after transplantation of our proprietary HuCNS-SC cells into patients with PMD, the evidence of myelination by magnetic resonance imaging (MRI) is more pronounced compared to one year post-transplantation, the gains in neurological function reported after one year were maintained, and there were no safety concerns. The neurological and MRI changes suggest a departure from the natural history of the disease and may represent signals of a clinical effect.

Second Quarter Financial Results

Total revenue during the second quarter of 2013 was $282,000, compared to $249,000 in the same period of 2012. Revenue from product sales was approximately $250,000 in the second quarter of 2013, an increase of 19% compared to the same period in 2012 due primarily to higher unit volumes.

Total operating expenses in the second quarter of 2013 were $6,425,000, which was 16% higher than the same period in 2012. This increase was driven by higher research and development expenses, which increased 28% compared to the same period in 2012 primarily due to increased costs for preclinical studies of our HuCNS-SC cells and activities to conduct and support our clinical trials. The increase in R&D expenses was partially offset by an 11% decrease in selling, general and administrative expenses compared to the same period of 2012. Loss from operations in the second quarter of 2013 was $6,221,000, a 16% increase compared to the second quarter of 2012.

Other income in the second quarter of 2013 was $353,000, compared to other income of $6,183,000 in the second quarter of 2012. This decrease in other income was primarily related to changes in the estimated fair value of our warrant liability, with increases in the warrant liability shown as an expense and decreases shown as income.

For the second quarter of 2013, net loss was $5,869,000, or $(0.15) per share, compared with a net income of $834,000, or $0.03 per share, for the second quarter of 2012. Net cash used in operating activities in the second quarter of 2013 was $3,778,000. For the six months ended June 30, 2013, net cash used in operating activities totaled $10,430,000, which was 3% lower than the comparable period in 2012.

At June 30, 2013, our cash, cash equivalents and marketable debt securities totaled $24,179,000. If we include the $3.8 million loan proceeds received from CIRM in July, our pro forma cash, cash equivalents and marketable securities at June 30, 2013, would have been $28.0 million.

Conference Call

StemCells will host a live conference call and webcast today, August 7, at 4:30 pm Eastern Time (1:30 pm Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-calendar. An archived version of the webcast will be available for replay on our website for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and Canada and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) at two sites in the US. In addition, the Companyis pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).   StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect and timing for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the timing and prospects for funding by the California Institute for Regenerative Medicine. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; the risk that our clinical trials could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute for Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2013	2012	2013	2012
Revenue:
Revenue from licensing agreements, grants and other	$31	$38	$107	$411
Revenue from product sales	250	210	459	482

Total revenue	281	248	566	893
Cost of product sales	77	64	144	136

Gross profit	204	184	422	757

Operating expenses:
Research and development	4,805	3,749	9,369	7,687
Selling, general and administrative	1,581	1,775	3,469	3,700
Wind-down expenses	39	10	62	45

Total operating expenses	6,425	5,534	12,900	11,432

Loss from operations	(6,221)	(5,350)	(12,478)	(10,675)

Other income (expense):
Change in fair value of warrant liability	757	6,206	569	1,265
Interest income (expense), net	(391)	(11)	(394)	(22)
Other income (expense), net	(14)	(11)	18	36

Total other income (expense), net	352	6,184	193	1,279

Net loss	$(5,869)	$834	$(12,285)	$(9,396)

Basic and diluted net income (loss) per share	$(0.15)	$0.03	$(0.32)	$(0.39)

Shares used to compute basic and diluted income (loss) per share	39,661,934	24,806,769	38,966,547	23,882,634

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$22,753	$8,471
Marketable securities	1,426	13,901
Other current assets	1,816	1,669

Total current assets	25,995	24,041

Property, plant and equipment, net	3,451	1,375
Goodwill and other intangible assets, net	3,509	3,806
Other assets, non-current	1,097	948

Total assets	$34,052	$30,170

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	7,822	5,097
Fair value of warrant liability	8,277	9,265
Other non-current liabilities	9,195	1,823
Stockholders’ equity	8,758	13,985

Total liabilities and stockholders’ equity	$34,052	$30,170

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